Exhibit 99.1

MATRIX SERVICE COMPANY

10701 East Ute Street

Tulsa, Oklahoma 74116-1517

(918) 838-8822

MATRIX SERVICE AGREES TO ACQUIRE HAKE GROUP, INC.,

A MID-ATLANTIC PROVIDER OF INDUSTRIAL CONTRACTING SERVICES

■    Acquisition Expected to be Immediately Accretive to Earnings

■    Establishes Matrix as a Leading Provider of Industrial Contracting

Services in the Mid-Atlantic Region

TULSA, OK – February 10, 2003 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, specializing in the construction, repair and maintenance of aboveground storage tanks, plant maintenance, turnarounds and capital construction, today announced that it has agreed to acquire privately held Hake Group, Inc. (“Hake”), expanding Matrix’s services offerings and establishing a strong presence in the Mid-Atlantic region, where there is an increasing demand for power generation, refining and petrochemical construction and maintenance services.

Hake, founded in 1919 and based in Eddystone, Pennsylvania, is a leading provider of industrial contracting services for the power generation, petroleum, chemical and manufacturing industries in the Mid-Atlantic region of the United States. Hake’s services include mechanical, electrical, boiler and civil contracting as well as heavy transportation, rigging and equipment installation.

Hake had revenues of $174.8 million and net income of $5.2 million, for its most recent fiscal year, which ended on June 30, 2002. Matrix will pay approximately $50.0 million for Hake and the acquisition is expected to be immediately accretive to earnings. Matrix is currently arranging bank financing for the transaction. It is anticipated that the transaction will be completed by March 3rd, but no later than March 31, 2003.

Brad Vetal, president and CEO of Matrix said, “The Hake Group, Inc. complements Matrix’s existing services and provides Matrix with a significant presence in the Mid-Atlantic region with a prominent, highly regarded operation. In addition to having relationships with a first-class list of current customers, Hake has an impressive record of growth and profitability and an outstanding reputation for quality work with an experienced management team.”

Furthermore, Vetal added, “We believe our acquisition of Hake Group is a major milestone in achieving the strategic plan we established in 1999. Revenues for the combined entities will be in excess of $450 million and the acquisition should provide an increase in Matrix’s fully diluted earnings per share of at least 50% for the fiscal year ended May 31, 2004. We will give further guidance on our next conference call.”

Frank W. Hake, president and CEO of Hake Group adds, “We are delighted to join forces with Matrix because their people share our commitment to providing industrial companies with safe, reliable and quality construction and maintenance services.”

The proposed transaction is subject to the completion of due diligence, the execution of a definitive purchase agreement, government approval following a Hart-Scott-Rodino filing and to certain other conditions.

About Matrix Service Company

Matrix Service Company designs, constructs, maintains and provides specialized repair services and products for aboveground storage tanks, provides general industrial construction and in-plant routine maintenance, process unit turnarounds and construction services principally for petroleum refineries, bulk storage terminals, pipelines, power plants and chemical plants.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information: Michael J. Hall Vice President Finance and CFO Matrix Service Company 918/ 838-8822 mhall@matrixservice.com	Investors: Trúc N. Nguyen VP, Investor Relations Stern & Co. Communications 212/ 888-0044 tnguyen@sternco.com